Exhibit 99.1
Xencor Reports First Quarter 2023 Financial Results

-- Management to Host Conference Call at 4:30 p.m. ET Today --

PASADENA, Calif.--May 8, 2023-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies and cytokines for the treatment of patients with cancer and autoimmune diseases, today reported financial results for the first quarter ended March 31, 2023 and provided a review of recent business and clinical highlights.

“In the first quarter, we and our partners continued to enroll patients across multiple Phase 1 and Phase 2 clinical studies of XmAb drug candidates in oncology and autoimmune diseases. Two new programs are planned to advance into clinical development this year, XmAb662, our engineered IL12-Fc cytokine, on track to start a Phase 1 study mid-year, and XmAb541, our CLDN6 x CD3 bispecific antibody for ovarian cancer, for which we anticipate submitting the IND by year end,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “And recently, we added to our team the expertise and talents of Nancy Valente, M.D., who will lead our clinical programs as our new executive vice president and chief development officer.”

Program and Corporate Updates

•XmAb564 (IL2-Fc): The Company will present updated results from the Phase 1a single-ascending dose study in healthy volunteers at European Alliance of Associations for Rheumatology (EULAR) Congress, being held from May 31 to June 1, in Milan, Italy. The update will include additional biomarker data. Data previously presented demonstrate a single dose, administered subcutaneously in healthy volunteers, was well tolerated and generated durable, dose-dependent and selective expansion of regulatory T cells.

•XmAb104 (PD-1 x ICOS): XmAb104 is a bispecific antibody that targets PD-1, an immune checkpoint receptor, and ICOS, an immune co-stimulatory receptor, to selectively activate the tumor microenvironment. Initial dose-escalation data from a Phase 1 study, presented at ASCO 2022, indicates that XmAb104 was well tolerated and exhibited a distinct safety profile compared to other clinical-stage ICOS programs. Anti-tumor activity was observed in patients, and biomarker activity was consistent with engagement with T cells. The Company has opened an expansion portion in the study (Part C) to evaluate XmAb104 in combination with ipilimumab in patients with microsatellite stable or proficient mismatch repair colorectal cancer.

•Preclinical Data Presentation: Preclinical data generated from engineered CD28 bispecific antibodies targeting the solid tumor antigens CEACAM5, ENPP3, mesothelin, STEAP1 and Trop-2 were presented at the American Association for Cancer Research (AACR) Annual Meeting in April 2023.

•Corporate Update: Nancy Valente, M.D., was appointed as Xencor’s Executive Vice President, Chief Development Officer, effective May 1, having previously served as an independent member of the Company’s Board of Directors from September 2022 through April 2023. Dr. Valente brings with her more than 20 years of experience in late-stage biopharmaceutical product development. She most recently served as a senior vice president at Genentech, a member of the Roche Group, and as its global head and co-lead of global product development of its oncology and hematology therapeutic area.

Progress Across Partnered Programs

•Alexion Pharmaceuticals, Inc.: In April 2023, Ultomiris® (ravulizumab-cwvz), which incorporates an Xtend™ Fc domain, was recommended for marketing authorization in the EU for the treatment of adult patients with neuromyelitis optica spectrum disorder (NMOSD) who are anti-aquaporin-4 antibody positive. In addition, AstraZeneca recently announced that a Phase 3 study of Ultomiris has been initiated in cardiac surgery-associated acute kidney injury. In the first quarter of 2023, Xencor earned $10.5 million of royalty revenue from Alexion on net sales of Ultomiris.

Ultomiris is a registered trademark of Alexion Pharmaceuticals, Inc.

Financial Results for the First Quarter Ended March 31, 2023

Cash, cash equivalents, receivables and marketable debt securities totaled $568.2 million as of March 31, 2023, compared to $613.5 million on December 31, 2022.

Revenues for the first quarter ended March 31, 2023 were $19.0 million, compared to $85.5 million for the same period in 2022. Total revenues earned in the first quarter of 2023 included milestone revenue earned from Xencor’s Janssen collaboration and royalties from the Alexion agreement, compared to revenue earned from the Janssen collaboration, milestone revenue from Astellas, and royalties from the Alexion, MorphoSys and Vir agreements in the first quarter of 2022.

Research and development expenses for the first quarter ended March 31, 2023 were $64.4 million, compared to $47.8 million for the same period in 2022. Increased research and development spending for first quarter of 2023 compared to 2022 reflects increased spending on the Company’s development programs including XmAb541 (CLDN6 x CD3) and XmAb564 and other research and early-stage programs.

General and administrative expenses for the first quarter ended March 31, 2023 were $13.9 million, compared to $11.3 million in the same period in 2022. Increased general and administrative spending for the first quarter of 2023 compared to 2022 reflects increased facility expenses and additional spending on professional fees.

Non-cash, stock-based compensation expense for the first quarter ended March 31, 2023 was $12.6 million, compared to $10.8 million for the same period in 2022.

Net loss for the first quarter ended March 31, 2023 was $60.8 million, or $(1.02) on a fully diluted per share basis, compared to a net income of $23.6 million, or $0.39 on a fully diluted per share basis, for the same period in 2022. Net loss reported for the first quarter of 2023 compared to net income for the same period in 2022 is primarily due to decreased royalties from the Vir agreement.

The total shares outstanding were 60,381,600 as of March 31, 2023, compared to 59,529,192 as of March 31, 2022.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations through the end of 2025. The Company expects to end 2023 with between $425 million and $475 million in cash, cash equivalents, receivables and marketable debt securities.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss the first quarter 2023 financial results and provide a corporate update.

The live webcast will be available under “Events & Presentations” in the Investors section of the Company’s website located at investors.xencor.com and will be archived for at least 30 days. Active participants in the conference call may receive credentials for telephone access by registering at the following link: https://register.vevent.com/register/BI0da076297f5f4f3b920845d8b0e7f2d3.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered antibodies and cytokines for the treatment of patients with cancer and autoimmune diseases. More than 20 candidates engineered with Xencor's XmAb® technology are in clinical development, and three XmAb medicines are marketed by partners. Xencor's XmAb engineering technology enables small changes to a protein’s structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.
Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding planned additional clinical trials, the quotations from Xencor's president and chief executive officer, our projected financial resources and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks, including the ability of publicly disclosed preliminary clinical trial data to support continued clinical development and regulatory approval for specific treatments, in each case as described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2022 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended to date. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contacts

For Investors:
Charles Liles
cliles@xencor.com
626-737-8118

For Media:
Jason I. Spark
Evoke Canale
jason.spark@evokegroup.com
619-849-6005

Xencor, Inc.
Condensed Balance Sheets
(in thousands)

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$72,394	$53,942
Marketable debt securities	475,922	526,689
Marketable equity securities	39,706	42,431
Accounts receivable	19,861	28,997
Prepaid expenses and other current assets	22,093	23,283
Total current assets	629,976	675,342

Property and equipment, net	66,685	59,183
Intangible assets, net	18,244	18,500
Marketable debt securities - long term	—	3,826
Marketable equity securities - long term	54,210	54,383
Right of use asset	33,697	34,419
Other assets	599	613
Total assets	$803,411	$846,266

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$30,481	$28,816
Deferred revenue	30,104	30,320
Lease liabilities	4,471	4,708
Total current liabilities	65,056	63,844

Lease liabilities, net of current portion	54,772	54,926
Total liabilities	119,828	118,770

Stockholders’ equity	683,583	727,496

Total liabilities and stockholders’ equity	$803,411	$846,266

The 2022 balance sheet was derived from the 2022 annual financial statements included in the Form 10-K that was filed on February 24, 2023

Xencor Inc.
Condensed Statements of Comprehensive Income (Loss)
(in thousands, except share and per share data)

	Three months ended March 31,
	2023	2022
	(Unaudited)

Revenues	$18,962	$85,495

Operating expenses:
Research and development	64,379	47,756
General and administrative	13,948	11,273
Total operating expenses	78,327	59,029

Income (loss) from operations	(59,365)	26,466

Other expense, net	(1,398)	(2,872)

Net income (loss)	(60,763)	23,594

Other comprehensive income (loss)
Net unrealized gain (loss) on marketable securities	3,327	(5,611)
Comprehensive income (loss)	$(57,436)	$17,983

Net income (loss) per share:
Basic net income (loss) per share	$(1.02)	$0.40
Diluted net income (loss) per share	$(1.02)	$0.39
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - basic	59,771,674	59,407,829
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - diluted	59,771,674	61,078,494